Exhibit 5.1

[PILLSBURY WINTHROP SHAW PITTMAN LLP LETTERHEAD]

November 6, 2012

Chevron Corporation

6001 Bollinger Canyon Road

San Ramon, CA 94583

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We are acting as counsel for Chevron Corporation, a Delaware corporation (“Chevron”), in connection with the Registration Statement on Form S-3 (the “Registration Statement”) relating to the registration under the Securities Act of 1933 (the “Act”) of an indeterminate initial offering amount of debt securities (“Debt Securities”). Each series of Debt Securities will be issued under the Indenture, dated as of June 15, 1995, as supplemented by the Second Supplemental Indenture dated March 3, 2009, each being between Chevron and Wells Fargo Bank, National Association (as successor to The Bank of New York, as successor to JPMorgan Chase Bank, as successor to The Chase Manhattan Bank, as successor to Chemical Bank), as trustee (the “Indenture”).

We have reviewed and are familiar with such corporate proceedings and other matters as we have deemed necessary for the opinion expressed in this letter. In such review, we have assumed that the Indenture has been duly authorized, executed and delivered by the trustee, the Debt Securities will be properly authenticated by the manual signature of an authorized representative of the trustee, and the signatures on all documents examined by us are genuine, which assumptions we have not independently verified.

On the basis of the assumptions and subject to the qualifications and limitation set forth herein, we are of the opinion that when (a) the Board of Directors of Chevron (or any committee of such Board of Directors, certain authorized officers, or the Executive Committee of Chevron) has taken all necessary corporate action to approve the issuance and establish the terms of the Debt Securities, the terms of the offering and related matters, (b) the Debt Securities have been duly executed and authenticated in accordance with the terms of the Indenture, and (c) the Debt Securities have been issued and sold in the manner contemplated by the Registration Statement and in accordance with the Indenture, the Debt Securities will constitute the valid and legally binding obligations of Chevron, enforceable against Chevron in accordance with their terms.

Our opinion set forth above is subject to and limited by the effect of (a) applicable bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, receivership, conservatorship, assignment, moratorium, and other laws affecting and relating to the rights of creditors generally, (b) general equitable principles and (c) requirements of reasonableness, good faith, and fair dealing and materiality.

In connection with the opinion expressed above, we have assumed that, at or prior to the time of the delivery of any such Debt Securities, the Registration Statement, and any amendments thereto (including post-effective amendments), will be effective under the Act, a Prospectus Supplement to the Prospectus forming a part of the Registration Statement will have been prepared and filed with the Securities and Exchange Commission (the “Commission”) describing the Debt Securities offered thereby, the authorization of such Debt Securities will not have been modified or rescinded by the Board of Directors of Chevron (or any committee of such Board of Directors, certain authorized officers, or the Executive Committee of Chevron), and there will not have occurred any change in law affecting the validity or enforceability of such Debt Securities. We have also assumed that none of the terms of any Debt Security to be established subsequent to the date hereof, nor the issuance and delivery of such Debt Security, nor the compliance by Chevron with the terms of such Debt Security will violate any applicable federal or state law or will result in a violation of any provision of any instrument or agreement then binding upon Chevron or any restriction imposed by any court or governmental body having jurisdiction over Chevron.

The opinion set forth in this letter is limited to the General Corporation Law of the State of Delaware and the law of the State of New York, in each case as in effect on the date hereof.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement and in the Prospectus forming a part thereof and any supplement thereto. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Pillsbury Winthrop Shaw Pittman LLP